SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) or 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ALLIANCE GAMING CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Nevada	88-0104066

(State of Incorporation or Organization)	(IRS Employer Identification no.)

6601 South Bermuda Road, Las Vegas, NV	89119

(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered

Common Stock, par value $0.10 per share	New York Stock Exchange
Series F Special Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: 000-04281

Securities to be registered pursuant to Section 12(g) of the Act:

None.

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.
Item 2. Exhibits
SIGNATURE
EXHIBIT INDEX

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

     In response to this item, the securities to be registered are the Common Stock, $0.10 par value per share (the “Common Stock”), of Alliance Gaming Corporation (“Registrant”) (together with associated rights). Pursuant to its Certificate of Incorporation the Registrant is authorized to issue 100,000,000 shares of Common Stock. As of November 1, 2002, 49,162,770 shares of Common Stock were issued and outstanding, and 514,248 shares of Common Stock were held in Treasury.

     The holders of shares of the Common Stock are entitled to one vote per share and, subject to the rights of the holders of the Series F Special Stock of the Registrant (a description of which is incorporated herein by reference to the Registrant’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on March 12, 1998), are entitled to receive such dividends as may be declared by the Board of Directors of the Registrant and to share pro rata in any distributions to stockholders, including distributions on liquidation. There are no preemptive, subscription, or redemption rights, nor any sinking fund provisions with respect to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable and the holders thereof are not liable to further calls or assessments in respect thereof by Registrant. The Common Stock of Registrant does not have cumulative voting rights, and there are no restrictions on the alienability of the shares of Common Stock.

     The rights of the holders of the Common Stock may not be modified by any amendment of the Certificate of Incorporation or of the By-Laws of Registrant, affecting adversely the provisions of the Common Stock, otherwise than by the affirmative vote of a majority or more of the shares outstanding, voting as a class.

     There are no restrictions on the repurchase or redemption by Registrant of the shares of Common Stock while there is any arrearage in the payment of dividends or sinking fund installments with respect to the Common Stock.

     In further response to this item, incorporated herein by reference is the description of the Series F Special Stock Rights set forth under the caption “Description of the Registrant’s Securities to be Registered” in the Registrant’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on March 12, 1998. To the extent such description is subsequently amended, the descriptions as subsequently amended are hereby incorporated by reference to this item.

Item 2. Exhibits

3.1	Restated Articles of Incorporation of the Registrant, as amended (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 10-K filed on September 26, 2002).

3.2	Revised and Amended Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 10-Q for the quarter ended December 31, 1997).

4.1	Rights Agreement dated as of March 9, 1998, between the Registrant and American Stock Transfer and Trust Company (incorporated herein by reference to the Registrant’s Registration Statement on Form 8-A filed on March 12, 1998).

4.2	Form of Certificate of Designations of Series F Special Stock (attached as Exhibit A to the Rights Agreement) (incorporated herein by reference to the Registrant’s form 8-A filed on March 12, 1998).

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

ALLIANCE GAMING CORPORATION

Date: December 5, 2002	By:	/s/ Robert L. Saxton

	Name:	Robert L. Saxton
	Title:	Sr. Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description

3.1	Restated Articles of Incorporation of the Registrant, as amended (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 10-K filed on September 26, 2002).

3.2	Revised and Amended Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 10-Q for the quarter ended December 31, 1997).

4.1	Rights Agreement dated as of March 9, 1998 between the Registrant and American Stock Transfer and Trust Company (incorporated herein by reference to the Registrant’s Registration Statement on Form 8-A filed on March 12, 1998).

4.2	Form of Certificate of Designations of Series F Special Stock (attached as Exhibit A to the Rights Agreement) (incorporated herein by reference to the Registrant’s form 8-A filed on March 12, 1998).